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                          INVESTMENT ADVISORY AND MANAGEMENT
                                  SERVICES AGREEMENT
                                FBL SERIES FUND, INC.
                         Amendment to Management Fee Schedule
                              Effective December 1, 1996



Amendment effective December 1, 1996 to the Investment Advisory and Management Services Agreement dated November 11, 1987 between FBL Series Fund, Inc. and FBL Investment Advisory Services, Inc. ("FBLIAS"). Pursuant to a resolution adopted by the Board of Directors on November 7, 1996, FBLIAS wishes to reduce the management fee rate for the Money Market Portfolio of the Fund.

The fee schedule in paragraph 7 is hereby amended to reflect the reduction in the Money Market Portfolio management fee as follows:


                                      AVERAGE DAILY NET ASSETS
                             FIRST          SECOND              OVER
                             $200           $200                $400
    PORTFOLIO                MILLION        MILLION             MILLION
    ---------                -------        -------             -------

Managed                      0.60%          0.55%               0.50%
Value Growth                 0.50%          0.45%               0.40%
High Yield Bond              0.55%          0.50%               0.45%
High Grade Bond              0.40%          0.35%               0.30%
Money Market                 0.25%          0.25%               0.25%
Blue Chip                    0.25%          0.25%               0.25%


The parties hereto have caused this amendment to be executed and delivered by the persons designated below on November 7, 1996 to become effective as of the day and year first written above.


FBL INVESTMENT ADVISORY                     FBL SERIES FUND, INC.
SERVICES, INC.


By: /s/ Richard D. Warming                  By: /s/ Edward M. Weiderstein
   ---------------------------                 -------------------------------
    Richard D. Warming                           Edward M. Weiderstein
    President                                    President


Attest: /s/ Dennis M. Marker                Attest: /s/ Richard D. Harris
      -----------------------                      ---------------------------
       Dennis M. Marker                              Richard D. Harris
       Secretary                                     Secretary